Exhibit 5.9

Apex Plaza
Forbury Road
Reading
Meritor, Inc.	Berkshire
2135 West Maple Road	RG1 1SH
Troy	DX 117879 Reading (Apex Plaza)
Michigan
48084-7186	T 03700 868800
USA	F 03700 868801

rebecca.mauleverer@shoosmiths.co.uk

Our Ref RMM/121928.12	T 03700 868989
Date 13 February 2014

Dear Sirs

SUBSIDIARY GUARANTEE DATED 13 FEBRUARY 2014 BETWEEN, AMONG OTHERS, ARVIN EUROPEAN HOLDINGS (UK) LIMITED (COMPANY NUMBER 03864157) AND ARVINMERITOR LIMITED (COMPANY NUMBER 01037897) (EACH A “GUARANTOR” AND TOGETHER THE “GUARANTORS”)

1	INTRODUCTION

We have acted as English legal advisers to the Guarantors in connection with the execution and delivery of the Guarantee (as defined below).

We understand that the Guarantee is being issued in connection with (a) the US$225,000,000 aggregate principal amount of 6-1/4% notes (the “Notes”) due 2024 which are to be issued by Meritor, Inc. in an underwritten public offering of the Notes pursuant to an Underwriting Agreement dated 10 February 2014 between Meritor, Inc., the Guarantors and such other subsidiary guarantors and the underwriters named therein and (b) other guarantees of the Notes by other direct and indirect subsidiaries of Meritor, Inc.

2	DOCUMENTS EXAMINED AND ACTION TAKEN

2.1	For the purpose of giving the opinion set out in paragraph 4 of this letter (the “Opinion”), we have examined the following documents (the “Documents”):

	2.1.1	a pdf copy of the executed subsidiary guarantee (the “Guarantee”) dated 13 February 2014 made between (among others) the Guarantors in favour of The Bank of New York Mellon Trust Company, N.A as Trustee;

	2.1.2	pdf copies of the certificate of incorporation, memorandum of association and articles of association of each Guarantor;

	2.1.3	pdf copies of certificates dated 13 February 2014 respectively signed by two directors of each Guarantor listing the authorised signatories of each such Guarantor (the “Certificates”);

	2.1.4	pdf copies of board minutes (the “Board Minutes”) of each Guarantor dated 10 February 2014 containing resolutions of the boards of directors of the Guarantors approving the entry into the Guarantee by each such Guarantor (the “Board Resolutions”); and

	2.1.5	pdf copies of written resolutions of the shareholders of each Guarantor dated 10 February 2014 approving the entry into the Guarantee by each such Guarantor (the “Shareholder Resolutions”).

2.2	On 13 February 2014 we carried out online company searches at the Companies Registry, Cardiff and telephone searches in the Central Index of the Companies Court in respect of each Guarantor. These searches did not reveal any winding up applications or orders in relation to either Guarantor.

2.3	Except as stated above we have not examined any contracts, instruments or other documents entered into by or affecting either Guarantor nor any corporate records of either Guarantor and have not made any other enquiries concerning either Guarantor.

3	ASSUMPTIONS

In giving the Opinion we have made the assumptions listed in this paragraph 3. We have not taken any steps to check whether they are correct except as may be specified in paragraph 3.

3.1	Documents

In relation to the Documents we have assumed:

	3.1.1	the genuineness of all signatures on the originals of each of the Documents;

	3.1.2	the conformity to the original documents of the Documents submitted to us as copies or scans of the original documents and the authenticity and completeness of the originals of such documents; and

	3.1.3	that there have been no variations to any of the Documents or to the originals thereof and none of the Documents has been superseded or rescinded.

3.2	Other parties/laws

In relation to the parties to the Guarantee other than the Guarantors and all laws other than those of England and Wales we have assumed:

	3.2.1	the capacity, power and authority to execute and the due execution of the Guarantee by each party to the Guarantee other than each Guarantor;

	3.2.2	that the obligations expressed to be assumed by each party to the Guarantee other than each Guarantor under the Guarantee are valid and legally binding upon them;

	3.2.3	that all obligations under the Guarantee are valid, legally binding upon, and enforceable against, the parties thereto as a matter of all relevant laws other than the laws of England and Wales and that no foreign law would affect any of the conclusions stated in the Opinion;

	3.2.4	due compliance by all relevant parties other than the Guarantors with all matters (including, without limitation, the making of necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other documentary taxes and charges) that govern or relate to the Guarantee or such parties; and

	3.2.5	where any consents, directions, authorisations, approvals or instructions have to be obtained under any law, regulation or practice for the performance of the Guarantee (other than any corporate authorisations, approvals and company law requirements the subject of this opinion letter), they have been obtained or that they will be forthcoming within any relevant period in order to be fully effective for such purpose.

3.3	Corporate actions and status

In relation to each Guarantor we have assumed:

	3.3.1	that each of the Certificates is correct in all respects;

	3.3.2	that each of the Board Resolutions and Shareholder Resolutions was duly passed by the required majority at a properly convened and quorate meeting of the directors (or a duly authorised committee thereof) or of the shareholders of the relevant Guarantor or otherwise in accordance with the constitutional documents of that Guarantor and/or the Companies Act 2006;

	3.3.3	that each person identified as a director or a secretary in each of the Board Minutes was validly appointed as such and was in office at the date of the Guarantee;

	3.3.4	that any provisions contained in the Companies Act 2006 and/or the articles of association of each Guarantor relating to the declaration of directors’ interests or the power of interested directors to vote in the meetings to which the Board Minutes relate were duly observed;

	3.3.5	that any restrictions in the articles of association of either Guarantor and/or on its directors’ authority to borrow and/or to guarantee will not be contravened by the entry into and performance by it of the Guarantee;

	3.3.6	that the execution and delivery of the Guarantee by each Guarantor and the exercise of its rights and performance of its obligations under the Guarantee will promote the success of that Guarantor for the benefit of its members as a whole and that the Guarantee was given in good faith by each Guarantor and for the purposes of carrying on its business;

	3.3.7	that no Guarantor was unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 when it executed the Guarantee or became so unable in consequence of its execution of the Guarantee;

	3.3.8	that no step has been taken to wind up either Guarantor nor to appoint a receiver, administrator or like officer in respect of either Guarantor or any of its assets and that no voluntary arrangement has been proposed in respect of either Guarantor;

	3.3.9	that there are no agreements, letters or other arrangements having contractual effect which modify the terms of, or affect, the Guarantee or which render either Guarantor incapable of or prohibit it from performing any of its obligations under the Guarantee and no provision of the Guarantee has been waived and there are no contractual or similar restrictions contained in any agreement or arrangement (other than the Guarantee) which are binding on either Guarantor which would prohibit it from performing any of its obligations under the Guarantee;

	3.3.10	the Guarantee has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties to it; and

	3.3.11	that none of the parties to the Guarantee is or will be seeking to achieve any purpose not apparent from the face of the Guarantee which might render the Guarantee illegal or void.

3.4	Searches

In relation to the searches referred to in paragraph 2.2 above we have assumed:

	3.4.1	the accuracy and completeness of the information disclosed in such searches save that, to the extent such information conflicts with the certified constitutive documents referred to in paragraph 2.1.2 above, we have taken the certified constitutive documents as being conclusive; and

	3.4.2	that no event has occurred in relation to either Guarantor, such as the passing of a resolution for or the presentation of a petition or the taking of any other action for the winding-up of, or the appointment of a liquidator, administrator, administrative receiver or receiver of either Guarantor, in respect of which a filing at the Companies Registry or at the Central Index of the Companies Court was required to be made and has not been made or has been made but had not at the date of the searches yet appeared on the relevant file relating to either Guarantor.

4	THE OPINION

Based upon the assumptions and other matters set out in paragraph 3 above and subject to the qualifications set out in paragraph 5 below and to any matters not disclosed to us, we are of the opinion that each Guarantor has the requisite corporate power to enter into and perform its obligations under the Guarantee and has taken all necessary corporate action to authorise its entry into and performance of the Guarantee.

5	QUALIFICATIONS

The Opinion is subject to the following qualifications:

5.1	Matters not covered

	5.1.1	We express no opinion as to matters of fact.

5.2	Insolvency

	5.2.1	The validity, performance and enforcement of the Guarantee may be limited by bankruptcy, insolvency, liquidation, reorganisation or prescription or similar laws of general application relating to or affecting the rights of creditors.

5.3	General

	5.3.1	We have not investigated the laws of any country other than England and Wales and the Opinion is given only with respect to the laws of England and Wales as at the date of this letter. In issuing the Opinion we do not assume any obligation to notify or inform you of any developments subsequent to the date of this letter that might render its contents untrue or inaccurate in whole or in part at such later time.

6	TERMS OF THE OPINION

This letter is and the Opinion is given subject to the terms and conditions set out in paragraphs 6.1 to 6.4 below.

6.1	This letter is governed by the laws of England and Wales.

6.2	The Opinion is given for the sole benefit of Meritor, Inc, and (other than disclosure under paragraph 6.4 below) may not be disclosed to, or relied upon by, any other person or be quoted in any public document or otherwise made public in any way without our prior written consent.

6.3	The Opinion is given in connection with the entering into of the Guarantee by each of the Guarantors and you may not rely on it (or any part of it) for any other purpose.

6.4	We hereby consent to the filing of this Opinion as an exhibit to a Current Report on Form 8-K to be filed by Meritor, Inc.

Yours faithfully

/s/ Shoosmiths LLP

SHOOSMITHS LLP